[AMERIANA BANCORP LOGO]

Contact:                Jerome J. Gassen
              President and Chief Executive Officer
              (765) 529-2230

AMERIANA NAMES TIMOTHY CLARK EXECUTIVE VICE PRESIDENT – CHIEF RISK OFFICER

       NEW CASTLE, Ind. (July 30, 2012) – Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp (NASDAQ: ASBI), the holding company for Ameriana Bank, today announced that Timothy G. Clark has been named the Bank's Executive Vice President - Chief Risk Officer.  He will report to Gassen and Charles M. (Kim) Drackett, Jr., Chairman of the Audit Committee.

In this newly created position, Clark will be responsible for the development of innovative and effective risk management solutions to measure, monitor and support Ameriana's Enterprise Risk Management program.  He also will create the appropriate scope and standards in the Company's risk profile, identify the risks, establish risk tolerances and develop risk response strategies and actions.

Clark will supervise the Risk Management team, including the compliance staff, audit team and loan review.  He also will direct the activities of Ameriana Bank's two subsidiaries: Ameriana Financial Service and Ameriana Insurance.

Gassen noted, "Due to the ever-changing demands and scope of bank regulations, I am pleased that Tim will lead our risk management team and strengthen our enterprise risk management.  Tim's experience and leadership will serve us well as the financial services operating and regulatory environment continues to evolve."

Clark has served in his current position with the Bank as Executive Vice President and Chief Operating Officer since 1997.  He is a 40-year veteran of community banking in Indiana.  Clark previously held the position of Regional Executive and Area President at National City Bank of Indiana in Seymour, Indiana, for five years and before that held senior management positions with Central National Bank in Greencastle, Indiana, for five years and Hancock Bank & Trust in Greenfield, Indiana, for 13 years.  He is active in numerous community organizations and currently serves on the Board of Trustees for Hancock Regional Hospital in Greenfield, Indiana, and the Board of Hancock County Community Foundation.  He received a bachelor's degree from Ball State University, Muncie, Indiana, and completed the University of Wisconsin's Graduate School of Banking.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

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